                                                                    EXHIBIT 10.1

                                                                  EXECUTION COPY

                           TRADEMARK LICENSE AGREEMENT

      THIS IS A TRADEMARK LICENSE AGREEMENT dated as of August 9, 2000 between LEVI STRAUSS & CO., a Delaware corporation located at 1155 Battery Street, San Francisco, California 94111 ("LS&CO."), and Genesco Inc., a Tennessee corporation located at Genesco Park, 1415 Murfreesboro Road, Nashville, TN 37217 ("Licensee").

                                   BACKGROUND

      LS&CO. owns the trademarks (as defined in Section 1, the "Trademarks") associated with the Dockers(R) brand. LS&CO. has developed the Trademarks and brand to have an outstanding reputation and goodwill. Licensee is in the business of designing, manufacturing, marketing and selling men's footwear products. Licensee desires to obtain, and LS&CO. is willing to grant, a license, under which Licensee may and shall use the Trademarks as described in this Agreement.

LS&CO. AND LICENSEE AGREE AS FOLLOWS:

1.    Grant of License

      LS&CO. grants to Licensee, and Licensee accepts, an exclusive, non-assignable right to use the Trademarks as described in this Agreement, solely in connection with the manufacture, advertising, distribution and sale of Products to Approved Retailers for resale by those Approved Retailers within the Territory. "Trademarks" means: (i) all of the trademarks identified on Exhibit A; (ii) any combination, form or derivative of those trademarks which LS&CO. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing identifying the mark and referring to this Section 1; and
(iii) any other trademark LS&CO. may, from time to time at its sole discretion, specifically authorize for use by Licensee in a writing identifying the mark and referring to this Section 1, it being understood that LS&CO. may from time to time remove or substitute individual trademarks from Exhibit A at its sole discretion because of changes in marketing strategy, branding evolution or otherwise. "Products" means those items identified on Exhibit B, all bearing or incorporating one or more of the Trademarks. "Territory" means the United States, it territories and possessions. "Approved Retailers" means retailers approved under Section 8 to purchase Products from Licensee.

2. Term

      2.1 Initial Term. The initial term of this Agreement shall begin as of January 1, 2001 and shall end on December 31, 2004 (the "Initial Term"), unless earlier terminated as provided in Section 13. It shall consist of four Annual Periods. "Annual Period" shall mean, for the Initial Term and any renewal term, the twelve- (12) month period beginning January 1 of a given year and ending December 31 of that year.

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      2.2 Renewal Term. This Agreement shall be renewed, upon written request of
Licensee delivered to LS&CO. not earlier than April 1, 2004 and not later than June 30, 2004, for one (1) additional four year term, commencing on January 1, 2005 and ending on December 31, 2008 ("Renewal Term"), if: (i) Net Sales of Products for the Annual Period beginning January 1, 2003 are no less than $60,000,000 and (ii) Licensee is in compliance with all terms and conditions contained in this Agreement and there is no outstanding Event of Default existing on the date Licensee delivers its notice of renewal or at any time during the balance of the Initial Term. Licensee shall include with its renewal notice data demonstrating that the renewal condition set out in clause (i) is satisfied, a written certification by the president, a vice president or the chief financial officer to the effect that the condition set out in clause (ii) is met and Licensee's projections for sales of Products during the contemplated Renewal Term. Within thirty (30) days after receipt of Licensee's renewal notice, and again on the last day of the Initial Term, LS&CO. shall notify Licensee whether or not the conditions to renewal set out in this Section 2.2 are satisfied or waived. If they are satisfied, then this Agreement shall be considered renewed. If they are not satisfied, then this Agreement shall expire and terminate at the end of the Initial Term. Licensee's failure to timely deliver its notice of renewal shall be treated as a final decision by Licensee that it has elected not to renew.

3.    Royalties

      3.1 Guaranteed Minimum Royalty. Licensee shall pay to LS&CO. a non-recoupable guaranteed minimum royalty (the "Guaranteed Minimum Royalty") in respect of each Annual Period. The Guaranteed Minimum Royalty shall be as follows:

Annual Period   Guaranteed Minimum Royalty
    1st                  $2,850,000
    2nd                  $3,050,000
    3rd                  $3,250,000
    4th                  $3,460,000

In the event that Earned Royalties for any quarter fall below one-fourth of the above Guaranteed Minimum Royalty for the applicable Annual Period, Licensee will pay any shortfall to LS&CO. no later than the 15th calendar day following the close of each calendar quarter. If royalties actually paid during any Annual Period equal or exceed the Guaranteed Minimum Royalty for that Annual Period, subsequent royalty payments shall be made on the basis of actual sales only. Should there be a renewal of this Agreement as contemplated by Section 2.2, the Guaranteed Minimum Royalty in respect of each Annual Period during the Renewal Term shall be an amount equal to [_______]* of the projected earned royalty for such Annual Period, as reflected in the projections supplied by Licensee to LS&CO. as contemplated by Section 2.2.

      3.2   Earned Royalty.

            (a) During each Annual Period of the Initial Term and the Renewal Term, if any, Licensee shall pay to LS&CO. earned royalties on (i) first quality Products, (ii) second

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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quality, closeout, and end of season Products ("Second Quality"), and (iii)
Products specifically designed and approved for sale to LS&CO outlet stores (currently operated by Designs, Inc. and MOST) ("Made for Outlet") in amounts as follows:

-------------------------------------------------------------------------------------------
Men's

-------------------------------------------------------------------------------------------
                Initial Term and      First Quality      Second Quality     Made for Outlet
                  Renewal Term        -------------      --------------     ---------------
                -----------------    (% of Aggregate    (% of Aggregate     (% of Aggregate
                                        Net Sales)         Net Sales)          Net Sales)
              1st Annual Period          [____]*            [____]*             [____]*
-------------------------------------------------------------------------------------------

In the event that LS&CO. notifies Licensee in writing that one or more of the Trademarks will be removed from Exhibit A in one hundred fifty (150) days or less, Licensee may sell Products bearing the formerly approved Trademarks as closeout items only to those Approved Retailers approved under Section 8.3 for a period of one hundred twenty (120) days after Licensee receives written notice from LS&CO. of the removal of said Trademarks from Exhibit A ("Involuntary Discontinuations.").

Licensee shall pay to LS&CO., no later than thirty (30) days after the end of each quarterly period, an amount equal to the excess of earned royalties in a quarter over the Guaranteed Minimum Royalty for that quarter. Licensee shall pay Second Quality royalty rates on Involuntary Discontinuations. Licensee shall pay First Quality royalty rates on Second Quality Products for any Annual Period to the extent that sales of Second Quality Products (other than Involuntary Discontinuations) are greater than [____]* of total Product sales (in terms of dollars). For any such Annual Period, Licensee shall pay LS&CO., at the time it delivers the annual statement for that Annual Period as described in Section 9.2, an amount equal to the amount during that Annual Period that the Licensee owed for royalties on Second Quality Products in excess of the amount already paid over the [____]*.

            (b) "Net Sales" shall mean the gross sales of all Products sold, less trade discounts actually taken and credits for merchandise returns actually applied to subsequent payments required to be made to Licensee, with merchandise returns being credited in the quarterly period in which the returns are actually made. A Product shall be considered "sold" on the earlier of the date when the Product is billed or invoiced, shipped, consigned or paid for. The terms of payment or credit concerns relating to Approved Retailers or otherwise shall not affect Licensee's royalty payment obligations.

      3.3 Payment Mechanics. Licensee shall make royalty and all other required payments to LS&CO. in U.S. Dollars by wire transfer to:

                                    [____]*


* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION


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Licensee shall provide LS&CO. with written documentation of the wire transfer within five (5) days of each such transfer. If a payment is not received when due for any reason, interest shall accrue on the unpaid principal amount of such installment from and after the date on which it became due, at a rate equal to 1% over the base rate (expressed as an annual rate) announced from time to time by Citibank N.A. New York (or its successor) as then in effect. If, upon any examination of Licensee's books and records as provided by Section 9, LS&CO. discovers any royalty underpayment by Licensee, then Licensee will make, within twenty-two (22) days after LS&CO.'s demand, all payments required to be made to correct and eliminate the underpayment. In addition, if that examination reveals an underpayment of more than 1% for any quarterly period, then Licensee shall reimburse LS&CO. for LS&CO.'s expenses in performing the examination.

      3.4 Monthly Reporting. Within twenty (22) days after the end of each calendar month, Licensee shall prepare and furnish to LS&CO. a monthly royalty statement setting forth Net Sales by account, Net Sales by style, net returns by account and net returns by style, and a calculation of royalties, for the preceding month. Licensee shall include with each royalty statement a written certification of statement accuracy by the chief' financial officer of Licensee or Licensee's accounting firm. Licensee shall transmit such statement via such method as may be designated by LS&CO. from time to time (whether by electronic transmission, fax or mail). Currently, all reports shall be transmitted electronically through the use of LicenseNet(R) software.

      3.5 Royalty Statement. A Royalty Statement shall be prepared and furnished by Licensee to LS&CO. with respect to each quarterly period ended the last business day of March, June, September and December of the term, and shall be furnished to LS&CO. within thirty (30) calendar days of the end of each such period. The Royalty Statement shall include Net Sales by account, net returns by account and a calculation of royalties. Licensee shall include with each royalty statement a written certification of statement accuracy by the chief financial officer of Licensee or Licensee's accounting firm.

      3.6 Monthly Sales Reports. LS&CO. may, from time to time, revise the report process and format described above. Upon notice from LS&CO., Licensee shall comply with the revised reporting requirements as reasonably determined by LS&CO.

4.    Marketing and Sales

      4.1 Sales Plan. On or before September 1 of each Annual Period, Licensee shall deliver to LS&CO. a general plan showing aggregate net sales expectations for the upcoming Annual Period. No later than thirty (30) days following Licensee's delivery of the proposed sales plan, LS&CO. and Licensee shall meet to discuss and complete a final sales plan (the "Sales Plan"), it being understood that the line plan, list of retailers and specific marketing materials and plans are subject to LS&CO.'s approval as provided elsewhere in this Agreement and that actual sales performance may vary from that contemplated by the Sales Plan in view of market conditions, customer relations and other factors.

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      4.2   Consumer Advertising. During each Annual Period, Licensee shall pay to LS&CO., or to such other person or entity as LS&CO. may designate, an amount equal to [____]* on projected Net Sales up to [____]*, [____]* on projected Net Sales between [____]* and [____]*, and [____]* on projected Net Sales over [__]* on men's products only (the "Marketing Contribution"). Licensee shall pay these amounts to LS&CO. within thirty (30) days after receipt of invoices from LS&CO., it being understood that LS&CO. anticipates issuing these invoices at the time of the underlying expenditure for marketing activities. If actual aggregate Net Sales exceed projected Net Sales for any Annual Period, then Licensee shall pay to LS&CO. an agreed percentage of the excess, with that amount payable in, and for use during, the next Annual Period, in addition to the Marketing Contribution otherwise due for that Annual Period. Marketing Contributions shall be separate from and shall not be subject to credit for expenditures by Licensee for cooperative advertising, trade advertising, fixture programs, trade shows, sampling or any other promotional or sales material. LS&CO. shall use these funds for consumer marketing of the brand and branded products through vehicles and at the times and in the manner as LS&CO. may determine, Licensee acknowledging that it may not receive any direct or pro rata benefit from its Marketing Contributions.

      4.3 Business Materials. Licensee shall not use any business materials, including, without limitation, invoices, stationery, advertising, promotional materials, sundries, labels, packaging, fixtures, posters or graphics, bearing any of the Trademarks, unless such materials comply with LS&CO.'s trademark use standards as contemplated by Section 11.7 and unless Licensee shall have first obtained LS&CO.'s approval of the use. Any approval granted by LS&CO. shall be effective until revoked by LS&CO.; to the extent LS&CO.'s approval relates only to a seasonal collection of Products, however, Licensee shall not use such packaging or business materials without LS&CO.'s separate specific approval after completion of the season to which the collection relates.

      4.4 Retailer-Level Advertising. Licensee shall work directly with the Approved Retailers to plan and execute retailer-level advertising (including cooperative advertising if requested by LS&CO.) and events. LS&CO. shall provide guidelines for such advertising including, without limitation, acceptable trademark and/or logo usage, recommendations of layout, models, styling, size and placement of advertising. Licensee shall use reasonable efforts to ensure Approved Retailer compliance with those guidelines. Licensee shall not use cooperative advertising or other advertising materials prepared by Licensee for Approved Retailers without first obtaining LS&CO.'s approval of such materials. Any cooperative or other advertising developed under this Section 4.6 shall be limited to use during the seasonal collection of Products to which such advertising relates.

      4.5   Retail and Visual Presentations

            (a) Licensee, at its sole expense, shall develop all visuals used at retail, including packaging, fixtures, point of sale materials and visual merchandising materials. Licensee shall provide LS&CO. with a timetable for the development of the materials. LS&CO. may provide reasonable guidelines for the development of such materials, and use of all such materials shall be subject to LS&CO.'s prior approval. Licensee at its expense may use the vendors and creative agencies used by LS&CO. for similar projects. If Licensee decides not to

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

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use such vendors, it shall nonetheless be required to comply with guidelines provided by LS&CO. If LS&CO. reasonably determines that any materials produced by a vendor selected by Licensee do not meet LS&CO.'s quality standards, Licensee shall upon LS&CO.'s request select and use an alternate vendor approved by LS&CO.

            (b) Licensee shall use reasonable efforts to secure premium retail locations, custom fixturing and strong image positioning for the Products on the retail floor. Licensee shall work with retailers to update the location, fixturing and positioning on a regular basis. Licensee shall not provide, both during the term of this Agreement and after its expiration or termination, packaging, fixtures, point of sale, visual merchandising or related materials to any person other than to an Approved Retailer or, following expiration or termination of this Agreement, to LS&CO.

      4.6   Trade Advertising; Publicity

            (a) Licensor shall be responsible for the development, at Licensee's sole expense, of all advertising in trade or industry publications. Licensor shall submit all such advertising to Licensee for its approval prior to its submission to the publication. Licensee shall use LS&CO. branded apparel or accessories in all Product advertising whenever a head to toe shot or visual requiring other product categories is required. If LS&CO. or one of its licensees does not have a product category required for the advertisement, then LS&CO. and Licensee shall choose an alternate brand for that product category, it being understood that Licensee shall: (i) be responsible for obtaining appropriate legal advice concerning such use; (ii) cause all trademark or other identifying marks or features visible on the item to be removed from or obscured in the final image prior to publication; and (iii) be responsible in all respects to the maker of the alternative product. If removing or obscuring the mark is impossible because of the nature of the product or is unsatisfactory from an aesthetic or legal perspective, then Licensee and LS&CO. shall select another product.

            (b) Licensee shall maintain editorial contacts within its industry and shall use reasonable efforts to gain editorial coverage for Products in relevant industry publications. Licensee shall not, however, make any press or other public communications (except to the extent that in Licensee's reasonable judgment disclosure is required by applicable law) regarding LS&CO., Dockers(R) brand or Product plans and strategies, sales or earnings of the Products or the status of the relationship between LS&CO. and Licensee, without in each case first obtaining LS&CO.'s approval, it being understood that LS&CO. anticipates that it will coordinate all major programs to publicize or promote the Products.

      4.7 Merchandise Coordinators. At such time as LS&CO. and Licensee mutually agree that the business requires it, Licensee shall provide, at its sole expense, the services of merchandise coordinators to service retail purchasers of Products. Licensee shall train such coordinators and sales associates at its sole expense. Licensee shall use LS&CO. brand and trend information to illustrate overall brand strategies in such training.

      4.8 Marketing Coordination. The senior executives of Licensee responsible for marketing the Products shall attend marketing coordination meetings as requested by LS&CO.

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These meetings shall include discussion of marketing, publicity, promotion, advertising, visual programs, and use of Trademarks, and development of annual and seasonal marketing plans. Representatives from other licensees of the Trademarks and creative vendors of LS&CO. may be present as LS&CO. may decide. LS&CO. shall schedule marketing coordination meetings upon reasonable advance notice and at times consistent with market calendars.

      4.9 Research. LS&CO. may, at its discretion and sole expense, perform research of consumer reaction to advertising or product initiatives involving Products. LS&CO. shall inform Licensee in advance of such research; Licensee shall participate if asked by LS&CO.

5.    Product Designs

      Licensee shall not produce or sell any Product unless LS&CO. approves of the design and the collection under this Section 5. Licensee shall produce two collections per Annual Period, for the Spring/Summer and Fall/Winter seasons and not less than fifteen (15) Styles for each collection. (For purposes of this Section 5, a "Style" shall mean a specific design in a particular fabrication.) Licensee shall submit to LS&CO., for LS&CO.'s approval in accordance with the design schedule attached as Exhibit C, all proposed designs and collections, through vehicles and formats acceptable to LS&CO. If LS&CO approves but specifies modifications in the designs or collections, then Licensee shall incorporate those modifications in the final design and composition of the collection. In addition, LS&CO. may submit proposed designs to Licensee. Licensee shall in good faith consider these designs, and Licensee and LS&CO. shall mutually decide whether to pursue and use the proposed design. LS&CO. shall have the sole right to determine which Trademarks (and which combinations, forms or derivatives of such trademarks) shall be used in connection with each particular Product.

6.    Products: Quality Control

      6.1 Submission of Samples. Licensee shall not market or sell any Products without first obtaining LS&CO.'s approval of the Products through the process described in this Section 6. Licensee shall submit to LS&CO., at Licensee's sole expense, one Sample of each different Style of a Product prior to any commercial production of that Product. LS&CO. shall pay for any additional Samples it requests at a price equal to Licensee's first factory cost for the item. If LS&CO. rejects a Sample, whether on the basis of Trademark use, style, design, dimensions, details, colors, materials, workmanship, quality or otherwise, it shall give Licensee a brief explanation of the reasons for disapproval, and it may make suggestions for modifying the particular item. Licensee shall promptly correct such Sample and resubmit such Sample for LS&CO.'s approval through the same process. "Sample" means a prototype or actual sample of a Product from which commercial production will be made; a Sample shall reflect product attributes including, without limitation, the type and quality of materials, colors and workmanship. LS&CO. shall have no obligation to approve, review or consider any item the submission of which did not comply with the required submission procedure. Licensee shall either destroy Samples or dispose of them through methods (for example, deposit in a sample archive or an employee sample sale) not involving placement into the marketplace.

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      6.2   Compliance with Sample. Licensee shall present for sale, through the showing of each seasonal collection to the trade, Products identical in all respects to approved Samples. Licensee shall ensure that all Products manufactured and sold by Licensee adhere in all respects (including, without limitation, use of Trademarks, materials, colors, workmanship, dimensions, styling, detail and quality) to Samples approved by LS&CO. If any Product is, in the sole discretion of LS&CO., not being manufactured or sold in adherence to the Trademark uses, styles, designs, dimensions, details, colors, materials, workmanship and quality embodied in the Samples or otherwise approved by LS&CO., LS&CO. shall notify Licensee in writing and Licensee shall immediately stop selling the Product, and either (i) change the Product to so conform as confirmed by LS&CO. or (ii) dispose of remaining inventory by selling the Products as seconds to those Approved Retailers approved under Section 8.3 or by destroying the Products.

      6.3 Withdrawal of Approval. LS&CO. shall have the right, in its sole discretion, to withdraw its approval of a Product, whether or not the Product is non-complying as contemplated by Section 6.2. Upon receipt of written notice from LS&CO. of its decision to withdraw approval, Licensee shall immediately stop selling the Product as a first quality in-season Product and instead sell the Product as a closeout item only to those Approved Retailers approved under
Section 8.3. Licensee may, however, complete work in process and utilize materials on hand provided that it submits proof of that work in process to LS&CO. and sells those Products as closeouts to those Approved Retailers approved under Section 8.3.

      6.4 Production Line. Licensee shall provide to LS&CO., at Licensee's expense, one full production line of the initial season's collection of Products, including each different Style of a Product. Licensee shall in every subsequent season provide to LS&CO. one production line of any new or seasonal Style for that season. Licensee shall provide to LS&CO. additional production lines or portions of lines of Products at LS&CO.'s request upon payment by LS&CO. of an amount equal to Licensee's first factory cost for the Products.

      6.5 Seconds. In the case of second quality Products, Licensee, if possible given the nature of the Product, shall remove the Trademarks from the Product or prominently mark all such Products with the legend "second" or "irregular," or a red-line. Licensee shall not sell any Products incorporating any labels or other identification bearing any of the Trademarks as seconds, damaged or defective merchandise without first obtaining LS&CO.'s approval.

      6.6 Other Product Attributes. Licensee shall ensure that all Products shall be suitable for their intended purposes; that no injurious, unlawfully flammable, poisonous, deleterious or toxic substances or materials will be used in or on the Products; that the Products in normal or foreseeable use will not harm the user; and that the Products will be manufactured, advertised, labeled, sold and distributed in compliance with all applicable laws and regulations and in accordance with LS&CO. standards relating to flammability, detachable hardware and other matters. Licensee shall not sell or shall immediately stop selling any Product that does not meet or is later found not to meet these requirements.

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7.    Personnel and Cooperation

      7.1 Designation of Managerial Personnel. Licensee shall at all times employ a senior manager, reasonably satisfactory to LS&CO., who shall be responsible for oversight of the production, merchandising, distribution and promotion of the Products. Andy Gilbert shall be the initial manager.

      7.2 Designation of Design Personnel. Licensee shall at all times employ a designer [or designers], reasonably satisfactory to LS&CO., who shall be responsible for oversight of Product design, direction and development. Dave Malek shall be the initial designer.

      7.3 Consultation. Licensee and LS&CO. shall make their respective personnel, and shall use reasonable efforts to make the personnel of any of their contractors, sub-licensees, suppliers and other resources, available for consultation with the other party during normal business hours. When requested by LS&CO., Licensee shall make available senior executives of Licensee to discuss matters arising under this Agreement.

      7.4 Computer Network. Upon LS&CO.'s reasonable request, Licensee will enable itself to use and will use, with LS&CO. and other LS&CO. licensees, an extranet or other electronic linkage system specified by LS&CO. Licensee will at its expense (not to exceed $5,000 in any Annual Period) acquire and maintain appropriate enabling hardware, software and enhancements.

      7.5 LS&CO. Management Personnel. Upon Licensee's reasonable request, LS&CO. will attempt to make key senior management personnel available to participate in Licensee retailer visits, trade shows, or similar events. Licensee will pay out of pocket expenses incurred by LS&CO., including, without limitation, travel and lodging expenses, for those managers.

8.    Distribution

      8.1 Overview. The retail distribution of products bearing the Trademarks is of critical importance to LS&CO. It affects the ability of LS&CO. to, among other things, reach the target consumers of the Dockers(R) brand, maintain the reputation and integrity of the Trademarks, enhance the image of the Dockers(R) brand and facilitate consistency in product presentation and assortment. Those concerns, and LS&CO.'s commercial need to maintain flexibility in its distribution strategies and policies, underlie the provisions of this Section 8. Accordingly, Licensee shall market, sell and distribute Products in the Territory in accordance with its provisions. Retailers approved under Sections
8.2 and 8.3 of this Agreement and identified on Exhibits D and E, as the case may be, are occasionally referred to as "Approved Retailers."

      8.2 First Quality. Licensee may market, sell and distribute first quality, in season Products only to: (i) the retailers listed on Exhibit D as in effect at the time and (ii) LS&CO. and its affiliates. Licensee shall not market, sell or distribute first quality, in season Products to any retailer listed on Exhibit E1 without LS&CO.'s prior written approval. Licensee acknowledges that LS&CO. may at its sole discretion, during discussion of the Sales Plan or otherwise,

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determine that certain Products may be sold by Licensee only to selected retailers listed on Exhibit D.

      8.3 Second Quality. Licensee may market, sell and distribute second quality and closeout or end of season Products only to: (i) the retailers listed on Exhibit E1 as in effect at the time and (ii) LS&CO. and its affiliates. Licensee shall not market, sell or distribute second quality and closeout Products to any retailer listed on Exhibit D without LS&CO.'s prior written approval.

      8.4 Made for Outlet. Licensee may market, sell and distribute "Made for Outlet" Products only to: (i) the retailers listed on Exhibit E2, as in effect at the time and (ii) LS&CO. and its affiliates. Licensee shall not market, sell or distribute Made for Outlet Products to any retailer not listed on Exhibit E2 without LS&CO.'s prior written approval.

      8.5 Additional Approved Retailers. Licensee may ask LS&CO. at any time to add additional retailers to Exhibits D, E1 or E2. Licensee shall give LS&CO. a completed Account Approval Form, in the form attached as Exhibit F for each proposed additional retailer and all additional information, including without limitation, interior and exterior photographs and data about the retailer's customer base, as LS&CO. may request. LS&CO. may approve or disapprove the request in its sole discretion. If LS&CO. approves an additional retailer, then LS&CO. shall prepare and distribute a new and governing Exhibit D ,Exhibit E1, or Exhibit E2, as the case may be, which shall be effective going forward.

      8.6 Withdrawal of Approval. LS&CO. may in its sole discretion withdraw approval of any Approved Retailer by giving written notice to Licensee. After Licensee's receipt of such notice, Licensee may ship Products to the retailer for a period of one hundred twenty (120) days. If Licensee has executed supply contracts with a disapproved retailer which require Licensee to ship beyond thirty (30) days, Licensee shall provide LS&CO. with a copy of any such contract for LS&CO.'s consent to ship beyond the thirty- (30) day period, and Licensee may fulfill any non-cancelable portion of that supply contract or, at LS&CO.'s option, LS&CO. may pay Licensee any cancellation penalty amounts due under the supply contract and Licensee shall not fulfill the contract. Licensee recognizes that LS&CO. may from time to time change its distribution profile and account policies, or take actions in implementing and enforcing its account policies, and that such actions may result in the withdrawal of approvals. If LS&CO. withdraws approval of a retailer, then LS&CO. shall prepare and distribute a new Exhibit D, Exhibit E1 or Exhibit E2, as the case may be, which shall be effective going forward. If LS&CO. withdraws approval of a retailer of a size and volume such that withdrawal will materially, adversely affect Licensee's ability to achieve the minimum sales targets established herein, then the parties shall negotiate in good faith to recalculate the Guaranteed Minimum Royalties set forth in Section 3.1 and the minimum net sales threshold for renewal set forth in Section 2.2.

      8.7 Accommodation Sale. Licensee may make accommodation sales of Products to its employees. Licensee shall pay LS&CO. a royalty on such accommodation sales at the rates specified in Section 3.

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      8.8   Prohibited Sales. Licensee shall not market, sell or distribute any
Products through or to any person or entity except as expressly provided in this
Section 8. For example, Licensee shall not sell Products (i) to any wholesaler, jobber or exporter or (ii) directly to consumers except through a Licensee-owned brick-and-mortar retail store approved under Section 8.2 or 8.3. Licensee shall not, without LS&CO.'s prior approval, sell any Products to any third party (including an Approved Retailer) which, directly or indirectly, sells or, Licensee knows or has reason to know, proposes to sell, such Products outside the Territory, or sell or proposes to sell Products through the Internet or any other vehicle other than an approved brick-and-mortar retail store. Licensee shall use reasonable efforts to prevent any such resale outside the Territory or through an unauthorized vehicle and shall, immediately upon receiving notice from LS&CO. or otherwise learning that an Approved Retailer is selling Products outside the Territory or through an unauthorized vehicle, cease all sales and deliveries to that Approved Retailer.

      8.9 Sales to LS&CO. Licensee shall make available for purchase, and shall sell at its customary price and on its customary credit and payment terms, all lines and Styles of Products, to LS&CO., to any affiliate of LS&CO. and to any person or firm operating any stores or facilities in the Territory under license from LS&CO. which are authorized by LS&CO. to sell Products. LS&CO. and any of its affiliates may market, sell and distribute Products directly to consumers, including without limitation, catalog sales, sales through the Internet and sales through LS&CO.-owned retail stores.

9.    Inspection; Statements and Records

      9.1 Inspection Rights. LS&CO. and its representatives may, during normal business hours and upon reasonable advance notice, inspect all facilities used by Licensee and its contractors, sublicensees and suppliers in connection with Licensee's performance of its obligations under this Agreement including compliance with Section 10. These facilities shall include, without limitation, those used for preparation of Samples and for manufacture, sale, storage or distribution of Products in the process of manufacture and when offered for sale.

      9.2 Accounting and Audit Rights. Licensee shall at all times keep an accurate account of all operations and transactions within the scope of this Agreement. Within thirty (30) days after the end of each quarter, Licensee shall give to LS&CO.: a statement presenting (i) a listing of each retailer to which Licensee sold Products in such period and the sales to each such retailer in such period expressed in both units of each Product sold and aggregate Net Sales for each Product sold and (ii) aggregate gross sales, aggregate trade discounts, aggregate merchandise returns and aggregate Net Sales of all sales of Products by product category. These statements shall be in sufficient detail to be audited from the books of the Licensee and shall be certified by the chief financial officer of Licensee. No later than forty five (45) days after the end of Licensee's fiscal year, Licensee shall give to LS&CO.: (i) a statement, certified by the chief financial officer of Licensee, showing aggregate gross sales, aggregate trade discounts, aggregate merchandise returns and aggregate Net Sales of Products made by Licensee; and (ii) copies of Licensee's audited balance sheet, income statement, statement of cash flows and statement of stockholders' equity, and the notes to those statements, as of the year-end and for the twelve-month period then ended. During the term of this Agreement and for a period of five (5) years after its termination or expiration, LS&CO. or its agents, at LS&CO.'s sole expense, may inspect and audit all the books of account of Licensee relating to performance by Licensee of its obligations under this Agreement, including, without limitation, those relating to computation of Net Sales.

      9.3 Records. Licensee shall provide to LS&CO., in the form requested by LS&CO., such information as LS&CO. may reasonably request with respect to the manufacture, distribution and sale of Products and Licensee's compliance with the provisions of this Agreement. Licensee shall retain all books and records relating to its performance of this Agreement during the term of this Agreement and for a period of five (5) years after its termination or expiration.

10.   Ethics Code and Global Sourcing and Operating Guidelines

      10.1 LS&CO. Reputation. LS&CO. has and is determined to maintain a world-wide reputation for ethical business conduct. To that end, LS&CO. adopted a Code of Ethics and Global Sourcing and Operating Guidelines ("GSOG") setting forth standards of conduct it requires from, among others, its licensees, including Licensee. Licensee acknowledges that its conduct, and the conduct of any subcontractor, must reflect positively on LS&CO.'s reputation and accordingly agrees to the provisions of this Section 10.

      10.2 Code of Ethics. Licensee represents and warrants that Licensee and its key officers and managers have read and understand LS&CO.'s Code of Ethics, a copy of which is attached to this Agreement as Exhibit G, and agrees that Licensee shall, and shall cause its subcontractors to, abide by the provisions thereof (as amended from time to time by LS&CO.) in conducting all aspects of its operations under this Agreement.

      10.3 Global Sourcing and Operating Guidelines. Licensee represents and warrants that its key officers and managers have read and understand the GSOG attached to this Agreement as Exhibit H, and agrees that Licensee shall, and shall cause its permitted sub-contractors to, comply with the requirements of the GSOG at all times.

      10.4 Effect on Compliance with Laws. Licensee shall be fully responsible for compliance with all local laws and regulations applicable to Licensee's operations. If the requirements of the Code of Ethics or of the GSOG are stricter than the requirements of applicable law, the requirements of the Code of Ethics and the GSOG shall control.

      10.5 Effect of Breach. This Section 10 is of the essence of this Agreement. Any failure by Licensee or any of its subcontractors to comply with the Code of Ethics or any failure by Licensee or any of its subcontractors to comply with the GSOG shall be grounds for declaration of an Event of Default by LS&CO. under Section 13.

11.   Intellectual Property Matters

      11.1 Permitted Use. The license granted under this Agreement applies only to the use of the Trademarks by Licensee in connection with the manufacture, advertising, distribution and

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

sale of Products to retailers approved under Section 8. Licensee is not authorized to use any other trademark of LS&CO. or any of its affiliates or to use any Trademarks in connection with the manufacture and sale of any other products, the sale of Products to any person or entity other than a retailer approved under Section 8 or for any purpose other than as expressly provided in this Agreement.

      11.2 Reservation of Rights. LS&CO. owns the Trademarks and any related registrations or applications. Except as specifically provided in this Agreement, LS&CO. reserves all right, title and interest in and to the Trademarks for its own use or for the use of any other licensee, whether within or outside the Territory, in connection with any and all products and services. By way of example and not of limitation, Licensee understands and agrees that:
(i) LS&CO. may manufacture, or authorize third parties to manufacture, in the Territory, Products for ultimate sale outside the Territory; and (ii) LS&CO. may grant licenses to others in the Territory in connection with items of the type described in Exhibit B except for Products bearing the Trademarks manufactured and sold to Approved Retailers.

      11.3 No Sublicense. Licensee shall not grant to any third party any right, permission, license or sublicense with respect to any of the rights granted under this Agreement. Licensee may enter into a sublicense agreement or purchase order arrangement with a third party with whom Licensee contracts for the manufacture of Products, provided that that sublicense or purchase order limits use of the Trademarks to only those uses as may be necessary for the manufacture of Products for Licensee under this Agreement. Use of contractors shall in no way limit or otherwise affect Licensee's obligations under this Agreement; Licensee shall be responsible for all contractors and shall take all steps necessary to ensure that contractors maintain the level of quality required under this Agreement and otherwise comply with this Agreement. Licensee shall ensure that all sundry items and other materials bearing the Trademarks used by Licensee or any contractor are used only for purposes of manufacture of Products, that Licensee and any contractors take appropriate steps to prevent the loss, duplication or improper use of these sundries and materials and that Licensee or any contractor not use these sundries and materials in making products for Licensee other than the Products or for the account of any party other than Licensee.

      11.4 Other Uses; No Derivatives. Licensee shall not use any Trademarks in such a way so as to give the impression that the names "Levi Strauss & Co." or " Dockers", "Dockers Recode," or such Trademarks, or any combination, form or derivative of a Trademark, is the property of Licensee. Neither the Products nor any labeling or packaging shall bear any of Licensee's marks or other identifiers except for the Trademarks or except as required by law. Licensee shall not use the reputation and goodwill of the Trademarks or LS&CO. in connection with or otherwise to influence the sales or distribution of any other brand it manufactures or sells. Licensee may use the Trademarks on stationary and business cards provided that such material clearly indicates that Licensee is a licensee of LS&CO. (for example, by including the legend "Authorized Levi Strauss & Co. Licensee" on the material) and does not give the impression that Licensee and LS&CO. are otherwise related. The material shall be subject to LS&CO.'s approval and shall be modified by Licensee pursuant to LS&CO.'s instructions.

      11.5 No Use for Publicity. Unless expressly requested by LS&CO., Licensee shall not manufacture, sell or distribute Products for use for publicity purposes (other than publicity of Products), in combination sales, as premiums or giveaways, or to be disposed of through similar methods of merchandising. LS&CO. reserves the right to authorize the manufacture and sale of Products as part of a combination sale, premium or giveaway with products (other than Products) bearing the LS&CO. name or LS&CO. trademarks. These Products, however, shall not: (i) be substantially similar to Products distributed by the Licensee or (ii) unreasonably interfere with Licensee's distribution of Products. If LS&CO. desires to authorize the manufacture of Products for these purposes, LS&CO. shall provide Licensee notice and a first right of negotiation for the manufacturing work. If LS&CO. and Licensee fail to reach a mutually acceptable agreement within ten (10) days after such notice is given, LS&CO. may negotiate and enter into an agreement with a third party for the manufacture of those Products.

      11.6 Rights to Trademarks. Licensee acknowledges and agrees that its use of the Trademarks shall at all times be in its capacity as a licensee of LS&CO., for the account and benefit of LS&CO. Uses of the Trademarks shall not vest in Licensee any title to the Trademarks or right or presumptive right to continue use except as provided in this Agreement. For purposes of trademark registrations, sales by Licensee or LS&CO. shall be considered to have been made by LS&CO. Licensee shall not, during the term of this Agreement or after its expiration or termination: (i) attack or question LS&CO.'s title or rights in and to the Trademarks in any jurisdiction, or attack or question the validity of this license or of the Trademarks, or (ii) contest the fact that Licensee's rights under this Agreement (x) are solely those of a licensee entitled to produce and sell products under contract and (y) terminate upon termination or expiration of this Agreement. Licensee acknowledges that only LS&CO. may file and prosecute a trademark application or applications to register any of the Trademarks, and that registration decisions may be made by LS&CO. in its sole discretion.

      11.7 Standards. Licensee shall maintain the high standards of the Trademarks in all marketing, packaging and promotion of the Products. LS&CO. may issue uniform rules and regulations relating to the manner of use of the Trademarks. Licensee shall comply with these rules and regulations. Licensee shall take all appropriate actions, and all actions reasonably requested by LS&CO., to prevent improper use of the Trademarks, in advertising, POS presentations or otherwise by Approved Retailers and any others who come into possession of the Products, and by subcontractors, vendors and any other entities or persons engaged by Licensee in connection with this Agreement.

      11.8 Counterfeiting. Licensee shall, at its own expense, take such anti-counterfeiting measures as requested by LS&CO. from time to time and use reasonable efforts to secure and protect from counterfeiting labels, sundries and other materials used in connection with manufacturing, packaging and marketing of the Products.

      11.9 Design Ownership and Assignment. LS&CO. shall own, and Licensee assigns to LS&CO., all copyright, patent, trade secret, know-how right, and all other right, title and interest in and to, all artwork, sketches, color cards, physical depictions of color stories, logos, labels, Samples and other materials depicting designs or Products, whether created or furnished by Licensee or by LS&CO., including any modifications or improvements created by Licensee or

LS&CO. which are designed or intended for use with the Products and trademarks. LS&CO. shall also own all right, title and interest to designs or design elements that the parties agree in writing are to be exclusive to the Products. All patent and copyright registrations in respect of designs and artwork, sketches, logos, labels, Samples and other materials depicting the designs, whether created or furnished by Licensee or LS&CO., shall only be applied for by LS&CO., at LS&CO.'s discretion and expense, with the applications designating LS&CO. as the patent or copyright owner, as the case may be. LS&CO. may use these designs and other materials in any manner it desires, so long as the use does not conflict with rights granted to Licensee under this Agreement, including, without limitation, for products in jurisdictions outside the Territory and on products other than Products in any jurisdiction. Licensee shall cause to be placed on all Products and packaging, when necessary, appropriate notices (reviewed and approved in advance by LS&CO.) designating LS&CO. as the trademark, copyright or design patent owner, as the case may be.

      11.10 Design License. LS&CO. grants to Licensee the exclusive right, license and privilege to use the intellectual property owned by LS&CO. under this Agreement and all related copyrights and design patents, if any, solely in connection with Products sold to Approved Retailers in the Territory. LS&CO. shall execute and deliver to Licensee all documents and instruments necessary to document that license. Licensee shall have no right to use the licensed designs under any other trademark or label or for any other product without first obtaining the prior approval of LS&CO., including, without limitation, any unique, signature design element or technical feature for the Products. Notwithstanding the foregoing, nothing in this Agreement shall prevent use by Licensee, during the term of this Agreement or after its termination or expiration, of designs, design elements, technical features or styles that, prior to their use in Products, Licensee has used in any of its other lines of footwear or that are commonly used by other designers and manufacturers of footwear.

      11.11 Infringement. Licensee shall promptly notify LS&CO. in writing of any use it learns of which may be infringements or imitations by others of the Trademarks on articles similar to Products, and of any uses which may be infringements or imitations by others of the related designs, design patents and copyrights. LS&CO. shall have the sole right to determine whether or not any action shall be taken on account of infringements or imitations. Licensee shall not institute any suit or take any action unless LS&CO. in its sole discretion authorizes Licensee to do so. Licensee shall not attempt to register any infringing or confusingly similar trademark or corporate name, and shall use reasonable efforts to ensure that no third party infringes or registers confusingly similar trademarks or the LS&CO. corporate name. Licensee shall take all appropriate actions, and all actions reasonably requested by LS&CO., to prevent or avoid any misuse of the Trademarks or licensed designs by any of its customers, contractors, sublicensees, suppliers or other resources.

      11.12 Cooperation. Licensee shall, at LS&CO.'s expense (provided that LS&CO. shall not be responsible for the cost of the time and effort expended by Licensee's officers and employees in connection with furnishing such assistance), assist and cooperate with LS&CO. in securing and preserving LS&CO.'s rights in and to the Trademarks and in and to the designs, design patents or copyrights described in Section 11.9. LS&CO. may commence or prosecute any claims or suits in its own name and may join Licensee as a party in these proceedings.

12.   Diligence; Other Relationships

      12.1 Diligence. Licensee shall use its best efforts to exploit throughout the Territory the license granted and to maintain the established prestige and goodwill of the Trademarks and the reputation, standards and image of LS&CO. Licensee shall maintain adequate design, sourcing, marketing, sales and customer service resources, inventories and distribution facilities for Products to ensure exploitation of the license and timely and complete performance of its obligations under this Agreement.

      12.2 Other Licenses. Licensee is a party to, or presently plans to become a party to, certain licenses, sublicenses or similar arrangements giving Licensee the right to manufacture or sell products of the type described in Exhibit B. Those arrangements are described on Exhibit I. During the term of this Agreement, Licensee shall not, except as approved by LS&CO. in its sole discretion, become a party to any additional license, sublicense or similar agreement giving Licensee the right to manufacture or sell, and shall not manufacture or sell, any product of the type described in Exhibit B bearing trademarks of or otherwise on behalf of Haggar, Savane, CK, Tommy Hilfiger, Liz Claiborne, and Perry Ellis. In addition, if Licensee intends to enter into any license or sublicense agreement giving Licensee the right to manufacture and sell any product of the type described in Exhibit B for any other entity or person and the product, in the reasonable judgment of Licensee, would compete in the marketplace with the Products, Licensee shall, if not prevented by a confidentiality agreement with the prospective licensor, notify LS&CO. in writing of its intention as soon as practicable, but in no event less than thirty (30) days prior to Licensee executing or entering into that license or sublicense agreement. Licensee shall upon LS&CO.'s request discuss the proposed arrangement with LS&CO.

13.   Default; Termination

      13.1 Event of Default. Each of the following shall constitute an event of default ("Event of Default"):

            (a) Licensee fails to make any payment of royalties (including Guaranteed Minimum Royalties) or other amounts to LS&CO. when due;

            (b) Licensee files a petition in bankruptcy, is adjudicated of bankruptcy or files a petition or otherwise seeks relief under any bankruptcy, insolvency or reorganization statute or proceeding, or a petition in bankruptcy is filed against it and is not dismissed within sixty (60) days, or it becomes insolvent or makes an assignment for the benefit of its creditors or a custodian, receiver or trustee is appointed for it or a substantial portion of its business or assets or admits in writing its inability to pay its debts as they become due;

            (c) Licensee, after achieving distribution and sale of Products throughout the Territory, fails for a period of at least two (2) months to continue the bona fide distribution and sale of Products;

            (d) Licensee sells Products to any entity or person other than an Approved Retailer or other than as provided in Section 8.9;

            (e) Licensee's second quality and closeout or end of season sales are greater than 20% of total Product sales (measured in units) during any Annual Period;

            (f) Licensee fails in any Annual Period to achieve enough sales to generate earned royalties under Section 3.2 equal to or exceeding the Guaranteed Minimum Royalty specified in Section 3.1 for that Annual Period;

            (g) Licensee uses the Trademarks in a manner not authorized under this Agreement or uses any other trademarks of LS&CO. on Products or otherwise;

            (h) Licensee sells any Product Designs and Samples for which were not approved by LS&CO. as provided by Sections 5 and 6 or the approval for which was withdrawn as provided in Sections 6.2 or 6.3;

            (i) Licensee commits any breach of its obligations in respect of Confidential Information as specified in Section 17;

            (j) Licensee sells Products not meeting product quality standards as contemplated by Section 6;

            (k) Licensee or any of its subcontractors commits any breach of its obligations under Section 10;

            (l) Licensee assigns or attempts to assign this Agreement (including any deemed assignment resulting from a Change of Control as contemplated by Section 18) in breach of its obligations under Section 18;

            (m) any representation or warranty made by Licensee in this Agreement is false in any material respect; or

            (n) Licensee commits a material breach of any of its other obligations under this Agreement.

      13.2 Effectiveness and Cure. If any Event of Default specified in Sections (b), (e), (f), (g), (h) or (i) occurs, then LS&CO. may immediately terminate this Agreement, with that termination effective upon delivery of notice to Licensee. If any other Event of Default occurs, or if LS&CO. decides not to terminate immediately the Agreement in respect of an Event of Default specified in Sections 13.1 (b), (e), (f), (g), (h) or (i) then Licensee, upon written notice from LS&CO. to Licensee describing the circumstances giving rise to that Event of Default, shall promptly and at its expense cure the Event of Default as though it never occurred. If Licensee fails to cure such Event of Default within that thirty (30) day period, then LS&CO. may terminate this Agreement upon delivery to Licensee of a written notice to that effect, with that termination effective upon delivery of notice to Licensee. It is understood and agreed that

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

Licensee shall not have a right to cure if there occurs a second Event of Default under the same subsection of Section 13.1 within two (2) years of a prior Event of Default that did not, because of cure or otherwise, result in termination of this Agreement.

14.   Consequences of Termination

      14.1  Option to Purchase. Licensee shall give LS&CO., no later than ten
(10) days following the termination of this Agreement (including by reason of expiration), a listing of all Products on hand or in process. LS&CO. may conduct a physical review of all finished and unfinished Products and roll goods, labels, raw materials, sundries, embellishments, packaging, transparencies, films and echtachromes that are used in connection with the manufacture and packaging of the Products, artwork and negatives or transparencies previously used or to be used in connection with the designs for the upcoming season and prototypes and samples of the Products (collectively, the "Termination Inventory"). LS&CO. or its designee shall have the option (but not the obligation) in its sole discretion to purchase from Licensee either or both of:
(i) all or a portion of the finished Products and Samples and (ii) all or a portion of the other Termination Inventory. If LS&CO. wishes to make a purchase, LS&CO. shall notify Licensee of its or its designee's intention to exercise the option within thirty (30) days of delivery after receipt of the Termination Inventory listing. LS&CO. shall pay Licensee for any finished Products and Samples at a price equal to actual manufacturing cost for those Products and Samples. LS&CO. shall pay an amount equal to Licensee's book value for any remaining items other than labeling and packaging materials bearing the Trademarks, which Licensee will turn over to LS&CO. without payment by LS&CO. Licensee shall at its expense deliver the purchased items to LS&CO. within fifteen (15) days after receipt of LS&CO.'s exercise notice, with LS&CO. to pay the purchase price to Licensee within ten (10) days after delivery of the purchased items. LS&CO. shall be entitled to deduct from the purchase price any amounts owed it by Licensee.

      14.2 Disposal of Termination Inventory. If LS&CO. chooses not to purchase all of the Products included in the Termination Inventory, then Licensee, for a period of one hundred twenty (120) days after expiration or exercise of LS&CO.'s option, may dispose of Products which are on hand or in the process of being manufactured at the time of termination, to persons approved to purchase Products under Section 8 and otherwise in accordance with this Agreement. If, however, LS&CO. notifies Licensee that LS&CO. or a new licensee is selling Products during that ninety (90) day period, or if the termination is by reason of an Event of Default described in Section 13.1 (h) or (j), then Licensee shall dispose of Products only to those Approved Retailers approved under Section 8.3. Licensee shall pay earned royalties on such sales as provided in Section 3. Licensee shall have no right to so dispose of Products unless it has complied with the provisions of this Section 14. Notwithstanding the foregoing, if the parties have mutually agreed to terminate this Agreement and no breach has occurred, Licensee shall have a period of one hundred eighty (180) days to dispose of inventory pursuant to this section.

      14.3 Termination of Licenses. Upon termination of this Agreement, all rights granted to Licensee under this Agreement, including, without limitation, all license rights under Section 11.10 with respect to artworks, sketches and other materials, together with rights to use the Trademarks, shall automatically and without consideration or further action terminate and revert to LS&CO. Licensee shall, except as required in connection with disposal of Products included in the Termination Inventory as provided in Section 14.2: (i) stop and refrain from all use of the Trademarks or any marks specified by LS&CO. in its sole discretion as being similar to the Trademarks; (ii) stop and refrain from further use of any of the artwork, sketches and other material covered by
Section 11.9 and the Product designs, which the parties have agreed will be used exclusively for Products; and (iii) dispose of all sundries, labels, packaging and other materials bearing the Trademarks in a manner approved by LS&CO.

      14.4 Payment of Guaranteed Minimum Royalty. Licensee shall, no later than thirty (30) days after the effective date of the termination, pay LS&CO. any remaining installments of the entire Guaranteed Minimum Royalty for the Annual Period in which LS&CO. gave notice of the termination.

      14.5 Certain Events. No assignee for the benefit of creditors, custodian, receiver, trustee in bankruptcy, sheriff or any other officer of the court or official charged with responsibility for taking custody of Licensee's assets or business may continue this Agreement or exploit or use any of the Trademarks following the termination of this Agreement. Notwithstanding the provisions of Sections 13 and 18, if, under the bankruptcy code or successor similar law, a trustee in bankruptcy of Licensee, or Licensee, as debtor, is permitted to assume this Agreement and does so and, thereafter, desires to assign this Agreement to a third party in accordance with the bankruptcy code, the trustee or Licensee, as the case may be (in either case, the "Debtor"), shall notify Licensor. The notice shall set out the name and address of the proposed assignee, the proposed consideration for the assignment and all other relevant data about the proposed assignment. The giving of this notice shall constitute the grant to LS&CO. of an option to have this Agreement assigned to LS&CO. or to LS&CO.'s designee for the consideration, or its equivalent in money, and upon the terms specified in the notice. The option may be exercised only by notice given by LS&CO. to the Debtor no later than thirty (30) days after LS&CO.'s receipt of the notice from the Debtor unless a shorter period is deemed appropriate by the court in the bankruptcy proceeding. If LS&CO. does not exercise its option in a timely manner, then the Debtor may complete the assignment, but only if the assignment is to the entity named in the notice and for the consideration and upon the terms specified in the notice. Nothing in this Section 14.5 is intended to impair any rights which LS&CO. may have as a creditor in the bankruptcy proceeding.

      14.6 Transition Cooperation; Other Licenses. Licensee shall cooperate with LS&CO. during the transition period following a termination of this Agreement, including, for example, signing any documents reasonably requested by LS&CO. to accomplish or confirm the outcomes (for example, reversions or assignments of license or other intellectual property rights) contemplated by
Section 14. The right of Licensee to sell items of Termination Inventory is non-exclusive and shall not limit LS&CO.'s rights to sell such items of Termination Inventory or to enter into other licenses or transactions.

      14.7  Remedies; Other Licenses: No Other Obligations

            (a) Notwithstanding any other provision of this Agreement (including, without limitation, Section 13), LS&CO. shall have all the rights and remedies which it may

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

have, at law or in equity, with respect to the termination of this Agreement, the collection of royalties or other amounts payable by Licensee under this Agreement, the enforcement of all rights relating to the establishment, maintenance or protection of the Trademarks and the designs created or used under this Agreement or in respect of damages or equitable relief in connection with breach of this Agreement by Licensee, it being understood that termination under Section 13 shall not be considered an exclusive remedy or in any way limit LS&CO. from enforcing other rights or remedies, and that all decisions under
Section 13 by LS&CO. may be made by LS&CO. in its sole discretion.

            (b) Licensee shall under no circumstance be entitled, directly or indirectly, to any form of compensation or indemnity from LS&CO. as a consequence of the termination or expiration of this Agreement for any reason, including, without limitation, the circumstances contemplated by Section 13. Licensee waives any claims it may have against LS&CO. arising from any alleged goodwill created by Licensee for the benefit of Licensee or LS&CO. or from the alleged creation or increase of a market for Products or other items bearing the Trademarks.

            (c) Notwithstanding anything to the contrary in this Agreement, LS&CO. shall have the right, exercisable at any time, to negotiate and enter into agreements with third parties under which it may grant a license to use the Trademarks in connection with the manufacture, distribution and sale of Products in the Territory, or to enter into whatever other transactions it desires for the use of the Trademarks on Products without any obligation of any kind to Licensee, if under such agreement the products will be sold after the date of expiration or termination of the Agreement. Nothing in this Agreement shall be construed to prevent any such third party licensee from showing these products and accepting orders prior to the termination or expiration of this Agreement.

            (d) It is understood and agreed that: (i) neither Licensee nor LS&CO. shall be, as a result of entry into or performance under this Agreement obligated to renew or extend this Agreement (other than as provided by Section 2.2) or business relationship in any respect, or to negotiate any such renewal or extension, or, on the part of LS&CO., to offer a "first right of negotiation" or "right of refusal" for a renewed or new license; (ii) subject to Section 12.2, Licensee shall be free to engage in negotiations and to enter into agreements with other licensors or otherwise committing Product-devoted resources, to commence upon expiration of this Agreement; and (iii) neither Licensee nor LS&CO. shall have any right to compensatory, consequential, lost profits, punitive or other damages of any other nature, or to obtain an injunction, specific performance or other equitable remedy, whether to prevent LS&CO. or Licensee, as the case may be, from entering into another agreement or otherwise, should LS&CO. or Licensee, as the case may be, (a) decline to negotiate or enter into a renewal or extension of this agreement (other than as provided by Section 2.2) or (b) enter into a new agreement with a third party.

15.   Indemnity

      15.1 LS&CO. Indemnity. Except for matters as to which Licensee is required to indemnify LS&CO. under Section 15.2, LS&CO. shall indemnify and hold harmless Licensee and its affiliates, directors, officers, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys' fees and expenses in disputes or proceedings involving third parties or between LS&CO. and Licensee) which Licensee is or becomes liable for, or may incur solely by reason of its use within the Territory, in accordance with the terms and conditions of this Agreement, of the Trademarks or the designs furnished to Licensee by LS&CO., to the extent that such liability arises through infringement of another's trademark rights (collectively, an "LS&CO. Indemnified Claim"). If any LS&CO. Indemnified Claim shall be brought or asserted against Licensee in respect of which indemnity may be sought from LS&CO. under this
Section 15.1, Licensee shall notify LS&CO. in writing not later than the earlier of ten (10) days before a response is due or thirty (30) days after Licensee receives notice of the LS&CO. Indemnified Claim, and LS&CO. shall assume and direct the defense thereof. A failure or delay by Licensee in giving this notice shall not reduce or otherwise affect LS&CO.'s indemnification obligations except to the extent that the failure or delay shall have materially prejudiced LS&CO.'s ability to defend or settle the Indemnified Claim. Licensee may, at its own expense, be represented by its own counsel in such action or proceeding.

      15.2 Licensee Indemnity. Except for matters as to which LS&CO. is required to indemnify Licensee under Section 15.1, Licensee shall defend, indemnify and save and hold harmless LS&CO. and its affiliates, directors, officers, employees and agents against any and all liability, claims, causes of action, suits, damages and expenses (including reasonable attorneys fees and expenses in disputes or proceedings involving third parties or between LS&CO. and Licensee), which LS&CO. is, or becomes liable for, or may incur, or be compelled to pay by reason of any acts, whether of omission or commission, that may be committed or suffered by Licensee or any of its servants, agents or employees in connection with Licensee's performance of this Agreement, including without limitation, Licensee's use of Licensee's own designs, advertising and promotional material used by Licensee, manufacture, sale and consumer use of Products or otherwise in connection with Licensee's business, whether that claim based on laws relating to product liability, consumer protection, environmental protection, tort, contract, trademark, patent, copyright, trade secret, tax, employment, advertising, customs or any other law or basis (collectively, a "Licensee Indemnified Claim"). If any Licensee Indemnified Claim shall be brought or asserted against LS&CO. in respect of which indemnity may be sought from Licensee under this Section 15.2, LS&CO. shall notify Licensee in writing not later than the earlier of ten (10) days before a response is due or thirty
(30) days after LS&CO. receives notice of the Licensee Indemnified Claim. A failure or delay by LS&CO. in giving this notice shall not reduce or otherwise affect Licensee's indemnification obligations, except to the extent that the failure or delay shall have materially prejudiced Licensee's ability to defend or settle the claim. LS&CO. may, at its own expense, be represented by its own counsel in such action or proceeding.

16.   Insurance

      16.1 Required Coverage. Licensee shall maintain, at its sole expense, the following insurance coverage, with a financially sound insurance company having an A.M. Best Rating of A or better, throughout the term of this Agreement and for a period of three (3) years after its expiration or termination: (i) worker's compensation, occupational disease, employer's liability (with limits of not less than $1 million for bodily injury by accident for each accident, $1 million for bodily injury by disease for each employee and a $1 million policy limit for bodily injury by disease), disability benefit and other similar insurance required under the laws of the state that apply to the activities to be performed by Licensee under this Agreement; (ii) commercial general liability insurance including products liability, blanket contractual liability, personal injury and advertising liability coverage with a combined single limit of $1 million per occurrence for bodily injury, including death and property damage;
(iii) comprehensive automotive liability insurance for both owned and non-owned vehicles used by Licensee either on or away from premises with a combined single limit of $1 million per occurrence for bodily injury, including death and property damage; and (iv) umbrella excess liability insurance, with a combined single limit of $2 million per occurrence for bodily injury, including death and property damage.

      16.2 LS&CO. as Additional Insured. Licensee shall ensure that LS&CO., and its directors, officers, employees, agents and assigns, shall be named as additional insureds with respect to the insurance described in clause (ii) through (iv) of Section 16.1. Licensee shall, within ten (10) days after execution of this Agreement, deliver to LS&CO. a certificate of such insurance from the insurance carriers, describing the scope of coverage and the limits of liability, naming the additional insureds required by this Section 16 and providing that the policy may not be canceled or amended without at least thirty
(30) days prior written notice to LS&CO.

17.   Confidential Information

      17.1 Confidential Information. Except as otherwise provided in this Agreement, all information disclosed by one of the parties (the "Discloser") to the other party (the "Recipient") is considered confidential and: (i) shall remain the exclusive property of the Discloser; (ii) shall be used by the Recipient only in connection with its performance under this Agreement; and
(iii) shall be maintained in confidence by Recipient as described in this
Section 17. "Confidential Information" means any formula, pattern, program, method, marketing programs, profitability, corporate strategy, technique, process, design, sketch, color card, color story, artwork, material, business plan, customer or personnel list, or financial statement. Confidential Information shall include, without limitation, information disclosed in connection with this Agreement, but shall not include information that: (i) is now or subsequently becomes generally available to the public through no wrongful act or omission of Recipient; (ii) Recipient can demonstrate to have had rightfully in its possession prior to disclosure to Recipient by Discloser;
(iii) is independently developed by Recipient without use, directly or indirectly, of any Confidential Information; or (iv) Recipient rightfully obtains from a third party who has the right to transfer or disclose it.

      17.2 Limits on Use and Disclosure. Except as contemplated by this Agreement or as specifically authorized by Discloser in writing, and except as required by law, Recipient shall not reproduce, use, distribute, disclose or otherwise disseminate Confidential Information. Upon expiration or termination of this Agreement or upon request by Discloser, Recipient shall promptly deliver to Discloser all Confidential Information (including copies) then in its custody, control or possession, and shall deliver within five (5) days after such termination or request a written statement to Discloser certifying compliance with this Section 17.2.

      17.3 Access. Licensee and LS&CO. shall use reasonable efforts to ensure that access to Confidential Information is limited to those employees or other authorized representatives of Recipient who need to know such Confidential Information in connection with their work related to this Agreement. Recipient shall use reasonable efforts to inform such employees or authorized representatives of the confidential nature of Confidential Information.

      17.4 Confidentiality of Agreement. Except as may be required under applicable securities law and stock exchange regulations, Licensee shall not issue any press release or other public announcements relating to this Agreement in any respect or to the business relationship between LS&CO. and Licensee without first obtaining the approval of LS&CO.

18.   Assignment: Change of Control of Licensee

      18.1 Licensor Assignment. Nothing in this Agreement limits LS&CO.'s ability to sell or otherwise transfer the Trademarks to a third party or to engage in any merger, consolidation, sale of assets, reorganization, sale of stock or other transaction. LS&CO. may assign its rights and delegate its duties under this Agreement as it sees fit, including, without limitation, in connection with such a transaction.

      18.2 Licensee Assignment. The rights granted to Licensee are personal in nature. Licensee may not assign this Agreement or any rights granted under this Agreement, or delegate any of its obligations under this Agreement, without first obtaining the approval of LS&CO. Any such assignment without the prior approval of LS&CO. shall be null and void and of no force or effect. Any "Change of Control" (as defined in this Section 18.2) of Licensee shall be considered an assignment of this Agreement by Licensee. "Change of Control" means: (i) any consolidation or merger of Licensee in which Licensee is not the continuing or surviving corporation or after which the shareholders of Licensee or the date hereof cease to hold at least 50% or more of the combined voting power of Licensee, (ii) any sale of all or substantially all the assets of Licensee to any person, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934)(the "Exchange Act") other than a then existing shareholder or group of shareholders of Licensee owning 75% or more of the combined voting power of Licensee's then outstanding securities or (iii) any person, as that term is used in Sections 13(d) and 14(d)(2) of the Exchange Act becomes or is discovered to be a beneficial owner (as defined in Rule 13d-3 under the Exchange Act as in effect on the date of this Agreement) directly or indirectly of securities of Licensee representing 50% or more of the combined voting power of Licensee's then outstanding securities on a fully converted, fully diluted basis (unless that person is already a beneficial owner on the date of this Agreement). Licensee shall notify LS&CO. of any Change in Control within three (3) days after its occurrence. If the prior approval of LS&CO. is not obtained with respect to any Change of Control of Licensee, LS&CO. shall be entitled, in its sole discretion, to terminate this Agreement at any time during the ninety (90) day period after the date upon which LS&CO. receives from Licensee notice of the Change in Control or otherwise learns of the Change in Control.

19.   Approvals

      This Agreement contains a number of provisions in which Licensee must obtain LS&CO.'s approval of a particular item or matter. All requests for these approvals must be made in writing by Licensee. Unless otherwise expressly stated in the relevant provision, approval procedures shall be as described in this
Section 19. All approvals or disapprovals may be made by LS&CO. in its sole discretion and must be communicated by LS&CO. in writing. If LS&CO. fails to affirmatively approve or disapprove of an item or matter within ten (10) business days after submittal to LS&CO., then Licensee shall contact LS&CO. and confirm LS&CO. receipt. Any request for which approval is not given by LS&CO. within fifteen (15) business days after confirmed receipt shall be considered approved. LS&CO. shall have no obligation to review items or matters the submission of which did not comply with this submission procedure. It is understood and agreed that LS&CO.'s approval decisions under Sections 4, 5, 6 and 8 of this Agreement may be based solely upon LS&CO.'s subjective standards as to aesthetics and image based upon its requirements for and the reputation and prestige of products bearing the Trademarks, retail distribution of products bearing the Trademarks and its commercial judgment generally. It is understood that Product quality, style of packaging, shipping, customer service, promotion, selling tools, creation and introduction of new products and service and presentation at retail all may bear upon "image" as contemplated by this Section 19.

20.   Dispute Resolution

      20.1 Definitional Disputes. Licensee recognizes that LS&CO. has granted, and may in the future grant, licenses to other parties to use the Trademarks or one or more of LS&CO.'s other trademarks in connection with the manufacture, promotion and sale of apparel, accessories or other items. If Licensee or the licensee under any other such license notifies LS&CO. of what it believes is an existing or potential conflict in the definition of merchandise covered by, or the rights of the licensee under, their respective license agreements, LS&CO. shall consider and resolve the issue by giving each of the affected parties a written notice of its decision. LS&CO.'s decision shall be final and binding upon Licensee. In addition, Licensee acknowledges that due to the nature of the marketplace, the definition of Products may change over time or may not be amenable to precise delineation, whether or not there exists a potentially conflicting second license. Licensee agrees that if there is a dispute with LS&CO. regarding the definition of Products, LS&CO. shall have authority to resolve the dispute in its sole discretion; that decision shall be final and binding upon Licensee.

      20.2 Mediation. If there is any controversy, dispute or claim arising out of or relating to interpretation or breach of this Agreement (except controversies, disputes or claims relating to or affecting in any way the ownership of or the validity of the Trademarks or any related registration or application for registration, or fraud by either party), then Licensee and LS&CO. promptly shall try to settle it. If the dispute cannot be resolved, Licensee and LS&CO. promptly shall initiate and participate in mediation of the dispute, with a mediator to be selected jointly by Licensee and LS&CO., or, if they cannot agree upon a mediator, by the Regional Vice President of the San Francisco-based division of the American Arbitration Association ("AAA-SF") or his or her designee. If the dispute is not resolved within five (5) days after completion of mediation, then Licensee and LS&CO. promptly shall submit it to binding arbitration as provided in Section 20.3.

      20.3 Agreement to Arbitrate. The arbitration shall be conducted in San Francisco or other location mutually chosen by Licensee and LS&CO. in accordance with the then existing Rules of Commercial Arbitration of the American Arbitration Association ("AAA"). There shall be a single arbitrator, who shall be selected in accordance with the procedures of the AAA. He or she shall be a retired or former judge of any federal court appointed under Article III of the United States Constitution who presided in a court located in the state in which the arbitration is conducted, or a retired or former judge of a trial court of general jurisdiction or a higher court of the state in which the arbitration is conducted. Judgment upon any award rendered by the arbitrator may be entered by any State or Federal court having jurisdiction. Any controversy concerning whether a dispute is an arbitrable dispute shall be determined by the arbitrator. Licensee and LS&CO. intend that this agreement to arbitrate be valid, specifically enforceable and irrevocable. The designation of a site or a governing law for this Agreement or the arbitration shall not be deemed an election to preclude application of the Federal Arbitration Act, if it would be applicable. The decision of the arbitrator shall be binding and shall not be subject to judicial review.

      20.4 Injunctive Relief; Other Actions. Notwithstanding the other provisions of this Section 20, both Licensee and LS&CO. may request a court of competent jurisdiction to grant provisional injunctive relief solely for the purpose of maintaining the status quo until an arbitrator can render an award on the matter in question and the award can be confirmed by a court having jurisdiction. It is understood and agreed that LS&CO. may seek injunctive relief in matters involving use of the Trademarks or other trademarks of LS&CO. or disclosure of confidential information. It is further understood and agreed that nothing in Sections 20.1, 20.2, 20.3 or 20.4 shall in any way limit LS&CO.'s rights under Sections 13 and 14 to terminate the Agreement upon the occurrence of an Event of Default.

      20.5 Expenses. The arbitrator shall award to the prevailing party in any arbitration, and the court shall include in its judgment, if any, for the prevailing party in any claim arising under this Agreement, the prevailing party's costs and expenses (including, without limitation, expert witness expenses and reasonable attorneys' fees and expenses for mediation) of investigating, preparing and presenting such claim or cause of action. LS&CO. and Licensee shall each bear their own expenses incurred in a mediation that does not result in arbitration.

21.   Brokers

      Each of LS&CO. and Licensee represents and warrants to the other that it has not employed or dealt with any broker or finder in connection with this Agreement or the transactions contemplated by this Agreement. Each of LS&CO. and Licensee agrees to indemnify the other and hold it harmless from any and all liabilities (including, without limitation, reasonable attorneys' fees and disbursements paid or incurred in connection with those liabilities) for any brokerage commissions or finders' fees in connection with this Agreement or the transactions contemplated by this Agreement, insofar as those liabilities shall be based on any arrangements or agreements made by, or purported or alleged to be made by, it or on its behalf.

22.   Taxes

      Licensee shall pay, at the time and in the manner provided for in any applicable legislation, all income or other taxes of whatever nature, together with any related liabilities including interest and penalties imposed by the United States or by a state or municipal government or by any taxation authority thereof, payable on or in respect of its manufacture, sale or distribution of Products or otherwise in connection with exercise of its rights and performance of its obligations under this Agreement. Unless otherwise specifically provided in this Agreement, Licensee shall promptly pay all taxes (whether income, documentary, sales, stamp, registration, issue, capital, property, excise or otherwise), levies, imposts, duties, fees, charges, deductions, withholding, restrictions or conditions or any penalties, interest or additions thereto or any nature whatsoever imposed, levied, collected, assessed or withheld by and perform all obligations imposed by the United States or by a state or municipal government or any taxation authority thereof in connection with the manufacture, sale or distribution of Products or otherwise in connection with exercise of its rights and performance of its obligations under this Agreement.

23.   Representations and Warranties

      23.1 By LS&CO. LS&CO. represents and warrants to Licensee that: (i) LS&CO. holds various U.S. registrations for, and/or common law rights in and to, the Trademarks; (ii) LS&CO. has full legal right, power and authority to grant the license described in Section 1, to enter into this Agreement, to perform all of its obligations under this Agreement and to consummate all of the transactions contemplated by this Agreement; (iii) this Agreement has been duly executed and delivered by LS&CO. and constitutes the legal, valid and binding obligation of LS&CO., enforceable against it in accordance with its terms; and
(iv) LS&CO. is not a party to, subject to or bound by any agreement, contract, license, indenture, law, regulation or commitment of any kind or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

      23.2 By Licensee. Licensee represents and warrants to LS&CO. that: (i) Licensee has full legal right, power and authority to enter into this Agreement, to perform all of its obligations under the Agreement and to consummate all of the transactions contemplated by this Agreement; (ii) this Agreement has been duly executed and delivered by Licensee and constitutes the legal, valid and binding obligation of Licensee, enforceable against it in accordance with its terms; (iii) Licensee is not a party to, subject to or bound by any agreement, contract, license, indenture, law, regulation or commitment of any kind or any judgment, order, writ, prohibition, injunction or decree of any court or other governmental body that would prevent, or that would be breached or violated by, the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement; (iv) except as described in Exhibit J, Licensee is not a party to any license, sublicense or similar agreement or arrangement giving Licensee the right to manufacture or sell any product of the type described in Exhibit B

      23.3 No Other Representations and Warranties. Licensee and LS&CO. recognize that there are many uncertainties in the business of Licensee contemplated by this Agreement. Licensee and LS&CO. agree and acknowledge that other than those representations expressly made in this Agreement, no representations, warranties, commitments or guarantees of any kind have been made to either party by the other, or by anyone acting on its behalf, including, without limitation, representations concerning the value of the Products or the prospects for the level of their sales or profits. Licensee and LS&CO. each have made its own independent business evaluation in deciding to license Licensee to manufacture and distribute the Products on the terms described in this Agreement.

24.   General Provisions

      24.1 Notice. All notices, approvals requests, consents and other communications under this Agreement shall be in writing and shall be considered properly given or sent: (i) on the date when the notice, request, consent or communication is personally delivered and acknowledged; or (ii) on the date when sent by confirmed facsimile if a business day or on the first business day following if not; or (iii) five (5) days after transmission by certified or registered mail; or (iv) the first business day after transmission by overnight courier delivery, as follows:

                           If to LS&CO:

                           Murrey Nelson
                           Director of Licensing
                           Levi Strauss & Co.
                           1155 Battery Street, R13
                           San Francisco, CA 94111
                           Telephone No.: (415) 501-6000
                           Facsimile No.: (415) 501-1782

                           With copy to:

                           Thomas M. Onda
                           Associate General Counsel/Trademark Licensing Levi Strauss & Co.
                           1155 Battery Street
                           San Francisco, CA 94111
                           Telephone No.: (415) 501-6000
                           Facsimile No.: (415) 501-7650

                           If to Licensee:

                           Andy Gilbert
                           Genesco Inc.
                           Genesco Park
                           Dockers Footwear
                           1415 Murfreesboro Road
                           Nashville, TN 37217
                           Telephone No.: (615) 367-7800
                           Facsimile No.: ( 615) 367-7822

                           With copy to:

                           Roger G. Sisson
                           Secretary and General Counsel
                           Genesco Inc.
                           Genesco Park
                           Dockers Footwear
                           1415 Murfreesboro Road
                           Nashville, TN 37217
                           Telephone No.: (615) 367- 8441
                           Facsimile No.: (615) 367-7073

These addresses may be changed by delivery of a notice to that effect to the other party.

      24.2 Relationship of the Parties. Licensee and LS&CO. are and will remain independent commercial contracting parties; the arrangements contemplated by this Agreement will not create a partnership, joint venture, employment, fiduciary or similar relationship for any purpose. This Agreement is not intended to and does not create any direct relationship between LS&CO. and any employee, contractor, subcontractor or other person in a relationship with Licensee. Neither Licensee nor LS&CO. shall have the power to obligate or bind the other to a third party or commitment in any manner whatsoever, except as expressly provided in Section 15 of this Agreement. LS&CO. shall not be responsible, to Licensee or to any person, in any way for wages, benefits, compensation, taxes or any other liability in respect of persons employed or retained by Licensee in connection with performance of its obligations under this Agreement or otherwise. LS&CO. shall not be responsible, to Licensee, to Licensee's landlord or to any other person, in any way for lease obligations, environmental compliance, personal injuries or otherwise in respect of Showroom, sales office, manufacturing facility, distribution facility or other space used by Licensee in connection with performance of its obligations under this Agreement or otherwise.

      24.3 Compliance with Laws. Licensee shall comply with all laws, rules, regulations and requirements of any governmental body which may be applicable to the manufacture, distribution, sale or promotion of Products or otherwise to the performance of its obligations under this Agreement.

      24.4 Entire Agreement; Modifications. This Agreement and its exhibits contain the entire agreement between LS&CO. and Licensee, represent the final, complete and exclusive statement of LS&CO. and Licensee and supersede any and all prior or contemporaneous agreements, communications, arrangements or understandings between LS&CO. and Licensee, including, without limitation, any letter of intent. This Agreement may not be explained or supplemented by any course of dealings between LS&CO. and Licensee or by usage or trade and shall not be considered modified by provisions contained in other documents prepared by LS&CO. and Licensee including, without limitation, royalty statements, Sales Plans, retailer approvals and the like. This Agreement may be modified only as stated in and by a writing signed by both LS&CO. and Licensee which refers specifically to this Agreement and states that it is amending this Agreement.

      24.5 Remedies. All rights and remedies provided for in this Agreement shall be cumulative and in addition to any other rights or remedies LS&CO. and Licensee may have at law or in equity. LS&CO. and Licensee may employ any of the remedies available to it with respect to any of its rights without prejudice to the use by it in the future of any other remedy. Except as expressly provided in
Section 15 of this Agreement, no person, other than LS&CO. and Licensee, shall have any rights under this Agreement, it being understood that the respective affiliates, directors, officers, employees and agents of each of them are direct and intended beneficiaries of indemnification promises as provided in Section
15. Licensee's obligation to pay royalties shall be absolute notwithstanding any claim Licensee may assert against LS&CO. Licensee may not set off, compensate or make any deduction from any royalty payment for any reason whatsoever.

      24.6 Submission to Jurisdiction. LS&CO. AND LICENSEE CONSENT TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE CITY OF SAN FRANCISCO, STATE OF CALIFORNIA, AND IRREVOCABLY AGREE THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT OR ANY RELATED MATTER, OTHER THAN ANY ACTION OR PROCEEDING REQUIRED BY SECTION 20 TO BE SUBMITTED TO MEDIATION AND ARBITRATION, SHALL BE LITIGATED IN THOSE COURTS. LS&CO. AND LICENSEE EACH WAIVE ANY OBJECTION WHICH IT MAY HAVE BASED ON IMPROPER VENUE OR FORUM NON CONVENIENS TO THE CONDUCT OF ANY SUCH ACTION OR PROCEEDING IN ANY SUCH COURT AND WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS UPON IT, AND CONSENTS TO SERVICE OF PROCESS MADE IN THE MANNER DESCRIBED IN SECTION 24.1 . Nothing contained in this
Section 24.6 shall affect the right of either

LS&CO. or Licensee to serve legal process on the other in any other manner permitted by law. Nothing contained in this Section 24.6 shall affect the rights and obligations of LS&CO. and Licensee under Section 13 or in respect of mediation and arbitration of disputes under Section 20.

      24.7 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of LS&CO. and Licensee.

      24.8 Governing Law. This Agreement is to be governed by and construed in accordance with the laws of the State of California.

      24.9 Severability. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

      24.10 Survival. The following provisions of this Agreement shall survive and remain effective after expiration or termination of this Agreement: 9, 11.1, 11.2, 11.4, 11.5, 11.9, 11.11, 11.12, 14, 15, 16, 17, 20, 21, 22 and 24.

      24.11 Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

      24.12 Force Majeure. Neither LS&CO. nor Licensee shall be liable for any failure of or delay in the performance of its obligations under this Agreement for the period that the failure or delay is due to acts of God, public enemy, war, strikes or labor disputes, or any other cause beyond the party's reasonable control, it being understood that lack of financial resources or Year 2000 problems shall not be deemed a cause beyond a party's control. Each of LS&CO. and Licensee shall notify the other promptly of the occurrence of any such cause and carry out the affected performance as promptly as practicable after the cause of the problem is alleviated. It is understood, however, that the occurrence of a force majeure event shall not in any case work an extension of the term of this Agreement.

      24.13 Days and Quarters. Unless expressed stated in a particular provisions, references in this Agreement to "days" means calendar, not business, days, and references to "quarters" means calendar quarters.

      24.14 Counterparts. This Agreement may be signed in one or more counterparts.

                                     * * * *

         IN WITNESS WHEREOF, LS&CO. and Licensee signed this Agreement on the date appearing in the first paragraph of this Agreement.

                                  LEVI STRAUSS & CO.

                                  By:    /s/ Jim Lewis
                                      --------------------------------------
                                         Jim Lewis
                                  Title: President, Levi Strauss, The Americas

                                  GENESCO INC.

                                  By: /s/ Hal N. Pennington
                                      --------------------------------------
                                  Title: Ex. V.P. & COO

                                    EXHIBIT A

                                   TRADEMARKS

                                 [Dockers Logo]

                              [Dockers Recode Logo]

                                    EXHIBIT B

                                    PRODUCTS

Footwear shall mean men's shoes and shoe trees, and boy's (youth 12 to boy's 6-1/2 ), including but not limited to boots, loafers, desert boots, deck shoes, boat shoes, and sandals with the following construction:

-     leather uppers or seasonal materials other than leather (eg canvas);and

- lace-up, buckle and strap, slip-on, velcro (hook and loop), or elasticized closures.

Footwear shall not include:

-     women's footwear

- performance athletic shoes, including but not limited to sneakers and shoes for running, active sports, basketball, football, baseball, bowling, aquatic sports, cross-training or golf

-     lounge/house slippers

-     rain shoes, rain boots, or rubbers.

                                    EXHIBIT C

                              DEVELOPMENT CALENDAR

                 [__________________________________________] *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                                   EXHIBIT D1

                             RECODE DOCKERS ACCOUNTS

                 [__________________________________________] *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                                   EXHIBIT D2

                            CLASSIC DOCKERS ACCOUNTS

                 [__________________________________________] *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                                   EXHIBIT E1

                      SECOND QUALITY AND CLOSEOUT RETAILERS

                 [__________________________________________] *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                                   EXHIBIT E2

                                 OUTLET ACCOUNTS

                 [__________________________________________] *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                                    EXHIBIT F

                              ACCOUNT APPROVAL FORM

                 [__________________________________________] *

* CONFIDENTIAL INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE COMMISSION

                                    EXHIBIT G

                            LICENSOR'S CODE OF ETHICS

Levi Strauss & Co. has a long and distinguished history of ethical conduct and community involvement. Essentially, these are a reflection of the mutually shared values of the founding families and of our employees.

Our ethical values are based on the following elements:

A commitment to commercial success in terms broader than merely financial measures.

A respect of our employees, suppliers, customers, consumers and stockholders.

A commitment to conduct which is not only legal but fair and morally correct in a fundamental sense.

Avoidance of not only real, but the appearance of conflict of interest.

From time to time, the Company will publish specific guidelines, policies and procedures. However, the best test whether something is ethically correct is whether you would be prepared to present it to our senior management and board of directors as being consistent with our ethical traditions. If you have any uneasiness about an action you are about to take or which you see, you should discuss the action with your supervisor or management.

                                    EXHIBIT H

                    GLOBAL SOURCING AND OPERATING GUIDELINES

                              LEVI STRAUSS & CO.'S

                     GLOBAL SOURCING & OPERATING GUIDELINES

Levi Strauss & Co. seeks to conduct its business in a responsible manner. We believe this is an important element of our corporate reputation which contributes to the strength of our commercial success. As we expand our marketing activities abroad, and work with contractors and suppliers throughout the world to help meet our customers' needs, it is important to protect our Company's reputation in selecting where and with whom to do business.

Levi Strauss & Co.'s Global Sourcing & Operating Guidelines includes two parts: the Business Partner Terms of Engagement, which address work place issues that are substantially controllable by individual business partners; and the Country Assessment Guidelines, which address larger, external issues beyond the control of the individual business partners.

BUSINESS PARTNER TERMS OF ENGAGEMENT:

The TERMS OF ENGAGEMENT are tool that help protect Levi Strauss & Co.'s CORPORATE REPUTATION and, therefore, its COMMERCIAL SUCCESS. They assist us in selecting business partners* that follow work place standards and business practices consistent with our Company's policies. As a set of guiding principles, they also help to identify potential problems so that we can work with our business partners to address issues of concern as they arise.

Specially, we expect our business partners to operate work places where the following standards and practices are followed:

1.       EMPLOYMENT STANDARDS:

         We will only do business with partners whose workers are in all cases present voluntarily, not put at risk of physical harm, fairly compensated, allowed the right of free association and not exploited in any way. In addition, the following specific guidelines will be followed.

            WAGES AND BENEFITS

            We will only do business with partners who provide wages and benefits that comply with any applicable law or match the prevailing local manufacturing or finishing industry practices. We will also favor business partners who share our commitment to contribute to the betterment of community conditions.

            WORKING HOURS

            While permitting flexibility in scheduling, we will identify prevailing local work hours and seek business partners who do not exceed them accept for appropriately compensated overtime. While we favor partners who utilize less than sixty-hour work weeks, we will not use contractors who, on a regularly scheduled basis, require excess of a sixty-hour week. Employees should be allowed one day off in seven days.

            CHILD LABOR

            Use of child labor is not permissible. "Child" is defined as less than 14 years of age or younger than the compulsory age to be in school. We will not utilize partners who use child labor in any of their facilities. We support the development of legitimate workplace apprenticeship programs for the educational benefit of younger people.

            PRISON LABOR/FORCED LABOR

            We will not knowingly utilize prison or forced labor in contracting or subcontracting relationships in the manufacture of our products. We will not knowingly utilize or purchase materials from a business partner utilizing prison or forced labor.

            DISCRIMINATION

            While we recognize and respect cultural differences, we believe that workers should be employed on the basis of their ability to do the job, rather than on the basis of personal characteristics or beliefs. We will favor business partners who share this value.

            DISCIPLINARY PRACTICES

            We will not utilize business partners who use corporal punishment or other forms of mental or physical coercion..

            HEALTH & SAFETY

            We will only utilize business partners who provide workers with a safe and healthy work environment. Business partners who provide residential facilities for their workers must provide safe and healthy facilities.

2.       ENVIRONMENTAL STANDARDS:

         We will only do business with partners who share out commitment to the environment. (Note: We intend this standard to be consistent with approved language of Levi Strauss & Co.'s Environmental Action Group).

3.       ETHICAL STANDARDS:

         We will only seek to identify and utilize business partners who aspire as individuals and in the conduct of their business to a set of ethical standards not incompatible with our own.

4.       LEGAL STANDARDS:

         We expect our business partners to be law abiding as individuals and to comply with legal requirements relevant to the conduct of their business.

5.       COMMUNITY INVOLVEMENT:

         We will favor business partners who share our commitment to contribute to improving community conditions.

* Business partners are contractors and subcontractors who manufacture or finish our products and suppliers who provide raw materials used in the production of our products. We have begun applying the Terms of Engagement to business partners involved in manufacturing and finishing, and plan to extend their application to suppliers.

COUNTRY ASSESSMENT GUIDELINES:

The diverse cultural, social, political, and economic circumstances of the various countries where Levi Strauss & CO. has existing or future business interests raise issues that could subject our CORPORATE REPUTATION and therefore, our BUSINESS SUCCESS, to potential harm. THE COUNTRY ASSESSMENT GUIDELINES are intended to help us assess these issues. The GUIDELINES are tools that assist us in making practical and principled decisions as we balance the potential risks and opportunities associated with conducting business in a particular country.

In making these decisions, we consider the degree to which our global CORPORATE REPUTATION and COMMERCIAL SUCCESS may be exposed to UNREASONABLE RISK. Specially, we assess whether the:

BRAND IMAGE would be adversely affected by a country's perception or image among our customers and/or consumers;

HEALTH AND SAFETY of our employees and their families, or our Company representatives would be exposed to unreasonable risk;

HUMAN RIGHTS ENVIRONMENT would prevent us from conducting business activities in a manner that is consistent with the Global Sourcing Guidelines and other Company policies;

LEGAL SYSTEM would prevent us from adequately protecting our trademarks, investments or other commercial interests, or from implementing the Global Sourcing Guidelines and other Company policies; and

POLITICAL, ECONOMIC AND SOCIAL ENVIRONMENT would threaten the Company's reputation and/or commercial interest.

In making these assessments, we take into account the various types of business activities and objectives proposed (e.g., procurement of fabric and sundries, sourcing, licensing, direct investments in subsidiaries) and, thus, the accompanying level of risk involved.

Levi Strauss & Co. is committed to continuous improvement in the implementation of its Global Sourcing & Operating Guidelines. As we apply these tools throughout the world, we will acquire greater experience and gain new insight from a variety of sources. The knowledge will enable us to continue our efforts to update our Guidelines, better address issues of concern, and meet new challenges.

                                    EXHIBIT I

                               OTHER RELATIONSHIPS

Johnston & Murphy

Nautica Footwear